  SEC      Potential persons who are to respond to the collection of information contained in
  1745     this form are not required to respond unless the form displays a currently valid OMB
  (3-98)   control number.
=================================================================================================


                                                                                                       OMB APPROVAL
                                                                                             ------------------------------
                                        UNITED STATES                                        OMB Number:  3235-0145
                            SECURITIES AND EXCHANGE COMMISSION                               ------------------------------
                                 Washington, D.C. 20549                                      Expires:  November 30, 1999
                                                                                             ------------------------------
                                                                                             Estimated average burden hours
                                                                                             per response . . . 14.9
                                                                                             ------------------------------

                                  ___________

                                 SCHEDULE 13G

                                (Rule 13d-102)

        INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1(b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO RULE 13d-2(b)
                              (Amendment No. 1)*

                         Pilot Network Services, Inc.
______________________________________________________________________________
                               (Name of Issuer)

                                 Common Stock
______________________________________________________________________________
                        (Title of Class of Securities)

                                  721596-10-4
______________________________________________________________________________
                                (CUSIP Number)

                               December 31, 1999
______________________________________________________________________________
            (Date of Event Which Requires Filing of This Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      [_]  Rule 13d-1(b)

      [_]  Rule 13d-1(c)

      [X]  Rule 13d-1(d)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

--------------------------                               ---------------------
  CUSIP NO.  721596-10-4               13G                 Page 2 of 5 Pages
           -------------                                       ---  ---
--------------------------                               ---------------------

------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY).

      M. Marketta Silvera

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Finland

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            1,200,000 (As of December 31, 1999)

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             1,200,000 (As of December 31, 1999)

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      1,200,000 (As of December 31, 1999)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      8.1% (As of December 31, 1999)

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------
                               *SEE INSTRUCTIONS

-------------------------                                    -------------------
CUSIP No.   721596-10-4                   13G                 Page 3 of 5 Pages
         ---------------                                          ---  ---
-------------------------                                    -------------------

Item 1(a).  Name of Issuer:

                 Pilot Network Services, Inc.

            --------------------------------------------------------------------

Item 1(b).  Address of Issuer's Principal Executive Offices:

                 1080 Marina Village Parkway, Alameda, CA 94501
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:

                 M. Marketta Silvera
            --------------------------------------------------------------------

Item 2(b).  Address of Principal Business Office or, if none, Residence:

                 1080 Marina Village Parkway, Alameda, CA 94501
            --------------------------------------------------------------------

Item 2(c).  Citizenship:

                 Finland
            --------------------------------------------------------------------

Item 2(d).  Title of Class of Securities:

                 Common Stock
            --------------------------------------------------------------------

Item 2(e).  CUSIP Number:

                 721596-10-4
            --------------------------------------------------------------------

Item 3. If this statement is filed pursuant to Rule 13d-1(b), 13d-2(b) or 13d-2(c), check whether the person filing is a:

 (a) [_]  Broker or dealer registered under Section 15 of the Exchange Act;

 (b) [_]  Bank as defined in section 3(a)(6) of the Exchange Act;

 (c) [_]  Insurance company as defined in section 3(a)(19) of the Exchange Act;

 (d) [_] Investment company registered under section 8 of the Investment Company Act;

 (e) [_]  An investment adviser in accordance with Rule 13-d(1)(b)(1)(ii)(E);

 (f) [_] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

 (g) [_] A parent holding company or control person, in accordance with Rule 13d-1(b)(ii)(G);

 (h) [_] A savings association, as defined in Section 3(b) of the Federal Deposit Insurance Act;

 (i) [_] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940;

 (j) [_]  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

-------------------------                                    -------------------
CUSIP No.   721596-10-4                  13G                  Page 4 of 5 Pages
         --------------                                           ---  ---
-------------------------                                    -------------------

Item 4.  Ownership.

  Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)      Amount Beneficially Owned:

         1,200,000  (As of December 31, 1999)
         ----------------------------------------------------------------------
(b)      Percent of Class:

            8.1%(As of December 31, 1999)
         ----------------------------------------------------------------------

(c) Number of shares as to which such person has:

    (i)   Sole power to vote or to direct the vote     1,200,000  (As of December 31, 1999)
                                                  -----------------------------------------------------------
    (ii)  Shared power to vote or to direct the vote   0
                                                    ---------------------------------------------------------
    (iii) Sole power to dispose or to direct the disposition of   1,200,000  (As of December 31, 1999)
                                                               ----------------------------------------------
    (iv)  Shared power to dispose or to direct the disposition of       0
                                                                 --------------------------------------------

Item 5.  Ownership of Five Percent or Less of a Class.

  If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

  Not applicable.

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

  Not applicable.

Item 8.  Identification and Classification of Members of the Group.

  Not applicable.

Item 9.  Notice of Dissolution of Group.

  Not applicable.

-------------------------                                    -------------------
CUSIP No.  721596-10-4                      13G               Page 5 of 5 Pages
         -------------                                            ---  ---
-------------------------                                    -------------------

                                   SIGNATURE

  After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                February  9, 2000
                                        ----------------------------------------
                                                        Date


                                                /s/M. Marketta Silvera
                                        ----------------------------------------
                                                      Signature

                                                M. Marketta Silvera
                                        ----------------------------------------
                                                     Name/Title

   The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

   Note: Schedules filed in paper format shall include a signed original and five copies of the Schedule, including all exhibits. See Rule 13d-7 (b) for other parties to whom copies are to be sent.

   Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations. (See 18 U.S.C. 1001).